UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2007
FOUNDRY NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26689	77-0431154
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
4980 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices) (Zip Code)
(408) 207-1700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On August 31, 2007, Cliff G. Moore, Vice President and General Counsel of Foundry Networks, Inc. (“Foundry Networks”) adopted a pre-arranged stock trading plan in order to exercise certain vested options and contemporaneously sell in the open market the Foundry Networks common stock acquired upon such exercise. Under the trading plan, Mr. Moore may sell up to 17,111 shares of Foundry Networks common stock beginning in November 2007. The plan is scheduled to terminate on the earlier of the sale of the shares or October 31, 2008.
     In addition, on August 31, 2007, Michael R. Iburg, Vice President and Treasurer of Foundry Networks adopted a pre-arranged stock trading plan in order to exercise certain vested options and contemporaneously sell in the open market the Foundry Networks common stock acquired upon such exercise. Under the trading plan, Mr. Iburg may sell up to 80,000 shares of Foundry Networks common stock beginning in November 2007. The plan is scheduled to terminate on the earlier of the sale of the shares or December 31, 2008.
     Mr. Moore and Mr. Iburg established these plans as part of their long-term strategies for asset diversification and liquidity. Each plan was adopted in accordance with guidelines provided under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Foundry Network’s policies regarding trading in Foundry Network common stock. Whenever sales of shares are made by one of the officers pursuant to his stock trading plan, the sales will be reported through required Form 144 and Form 4 filings with the Securities and Exchange Commission.
     Rule 10b5-1 plans may be entered into by a corporate officer or director at a time when he or she is not in possession of material, non public information about the company. The rule permits officers and directors of public companies to adopt written, pre-arranged stock trading plans for the future purchase or sale of company stock. Using these plans, insiders can gradually diversify their investment portfolios over an extended period of time, reducing market impact and avoiding concerns about whether they were in possession of material, non-public information at the time of the stock trade.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2007	FOUNDRY NETWORKS, INC.
	By:	/s/ Cliff G. Moore
Cliff G. Moore
Vice President and General Counsel